EXHIBIT 99.1

IMMEDIATE RELEASE

Sharps Compliance Reports Fiscal 2018 Fourth Quarter and Year End Results

•	Fourth quarter 2018 revenue was $9.9 million with gross margin of 30% and net loss per share of $0.01

•	Unused Medication solutions business increased 62%

•	Route-based business increased 21%

•	Unused medication management and route-based services represented 37% of the Company’s June 2018 quarter customer billing; 34% for fiscal 2018

•	MedSafe collection receptacles installed base of over 2,500 units versus 1,117 a year ago; Surpassed the 17,000 mark for returned MedSafe liners

•	Professional market billings increased 11%

•	Weaker than expected Flu season orders for the June 2018 Quarter

•	Pharma Manufacturer billings lower due to timing of inventory builds and termination of one patient support program

•	Growing interest in TakeAway Recycle System
HOUSTON, Texas, August 14, 2018 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the fourth quarter and fiscal year 2018, which ended June 30, 2018.
Revenue in the fourth quarter of fiscal 2018 decreased 4.3% to $9.9 million, as compared to revenue of $10.4 million in the same prior year quarter. The decrease in revenue was driven by lower than expected flu shot related orders of about $600,000 in the June 2018 quarter and a decrease in Pharmaceutical Manufacturer billings due to the timing of inventory builds and the termination of one patient support program. The Company reported an operating loss of $0.1 million in the fourth quarter of fiscal 2018, compared to operating income of $0.6 million in the fourth quarter of fiscal 2017. Sharps recorded a net loss of $0.1 million or ($0.01) per basic and diluted share in the fourth quarter of fiscal 2018, compared to net income of $0.6 million or $0.04 per basic and diluted share in the fourth quarter of fiscal 2017.
David P. Tusa, President and Chief Executive Officer of Sharps, stated, “While we were disappointed with fourth quarter customer billings in the Pharmaceutical Manufacturer and flu shot related businesses, we are very pleased with the fourth quarter growth of our unused medication and route-based pickup solutions, which experienced year-over-year increases in billings of 62% and 21%, respectively. In fact, these solutions contributed 37% of total billings for the quarter up from 25% in the prior year period reflecting the strategic transformation to expand our solution offerings to the small to medium quantity generator markets.”
Strategic Transformation
“Sharps is a very different company today than we were just a few years ago when the company’s growth was driven primarily by Retail flu season related business. We have transformed our business from primarily a mailback company to the number two provider of comprehensive route-based and mailback solutions for small to medium sized medical waste generators, and the number one provider of ultimate user unused medication management solutions in the U.S. This strategic shift is designed to decrease reliance on the unpredictable flu shot related business while increasing our business and solution offerings with much more stable and predictable recurring revenue. We believe this strategic transformation, over time, should not only drive growth in existing and new solution offerings but should also improve profitability as we reduce our reliance on the unpredictable parts of the business."
Tusa added, “Our route-based service footprint now covers 23 states, and in the next few months will expand to 24 states representing 55 percent of the U.S. population. Our MedSafe solutions, which are in use in all fifty states, have generated over $6.4 million in revenue with more than 2,500 units installed since inception and over 2.5 million pounds of unused medications collected and treated to date including our TakeAway Recovery System envelopes. Our MedSafe solution is currently utilized in retail pharmacies, hospital pharmacies, long-term care and drug treatment facilities and used by licensed law enforcement. Additionally, we continue to be a leader in the medical waste mailback business for the small quantity generator market. All of our solutions are supported by our expanded infrastructure which includes treatment plants and distribution facilities in Texas and Pennsylvania as well as offices in Texas, Pennsylvania and New York.”
TakeAway Recycle System
The Company recently entered into an agreement with a major single use device manufacturer to integrate the Company’s TakeAway Recycle System with the manufacturer’s single use device offering used in various hospital and surgery center markets. Single use devices are used in hospitals and surgery centers and include such items as laryngoscopes, tubes, masks, forceps, scopes, airway management devices and the like and are composed of recyclable components such as stainless steel, copper, aluminum, batteries and circuit boards.
Tusa added, “The significant increase in single use devices in the healthcare setting, has created a need for a true recycling solution that not only keeps customers compliant with disposal regulations, thereby avoiding fines, but also supports sustainability. We are seeing greater interest in our TakeAway Recycle System and believe we should see a positive revenue impact beginning with the December 2018 quarter from the sale of this new solution offering.”
Fourth Quarter Review
Professional market billings increased 11% to $3.5 million in the fourth quarter of fiscal 2018 compared to $3.1 million in the prior year period. This increase represents organic growth related to the Company’s focus on securing customers from the small to medium quantity generator sector made up of physicians, clinics, dentists, surgery centers, veterinarians and other healthcare professionals, who typically use a combination of the cost-effective and convenient Sharps Recovery System™ and the Company’s route-based pick-up services. The inside and online sales channel, which primarily targets the Professional and Government markets, achieved a 22% increase in billings to $2.0 million in the fiscal 2018 fourth quarter as compared to $1.6 million in the same prior year period.
Retail market billings decreased 10% to $2.3 million compared with $2.5 million in the prior year period. The decrease is primarily related to lower than expected flu shot related orders of about $600,000, partially offset by increased order activity for unused medication solutions including the MedSafe in the Retail pharmacy market.
Pharmaceutical Manufacturer billings decreased 63% to $0.5 million in the fourth quarter of fiscal 2018 compared to $1.4 million in the fourth quarter of fiscal 2017. The decrease is related to the timing of inventory builds and the termination of one patient support program.

Government billings increased 36% to $0.6 million in the fourth quarter of fiscal 2018. Government market billings included $0.2 million of orders under the VA’s Blanket Purchase Agreement, an increase of $0.1 million compared with the fourth quarter of fiscal 2017. MedSafe related orders to the government market were $0.3 million for the fourth quarter of fiscal 2018, an increase over billings in the fourth quarter of fiscal 2017 which were $0.2 million.
Additional Operating Results
Gross margin of 30% for the fourth quarter of fiscal 2018 was lower than gross margin of 35% in the same prior year quarter primarily due to a lower level of higher margin revenue. SG&A of $2.8 million, or 28% of revenue, for the fourth quarter of fiscal 2018 was consistent with SG&A of $2.8 million, or 27% of revenue, in the same prior year quarter.
Sharps recorded EBITDA of $0.3 million in the fourth quarter of fiscal 2018 as compared to EBITDA of $1.0 million in the fourth quarter of fiscal 2017. (See Reconciliation of Net Income (Loss) to EBITDA in the supplemental table included at the end of this release).
Full Year Fiscal 2018 Review
Sharps recorded revenue of $40.1 million for fiscal 2018, an increase of 5.1% compared to revenue of $38.2 million in fiscal 2017. Customer billings increased 4.3% to $39.8 million in fiscal 2018. Professional billings increased 10% to $13.1 million in fiscal 2018 as compared to $12.0 million in the prior fiscal year. For fiscal 2018, Retail billings increased 13% to $7.9 million as compared to $7.0 million in fiscal 2017. Pharmaceutical Manufacturer billings decreased 25% to $4.5 million in fiscal 2018 as compared to $6.0 million in fiscal 2017. Home Health Care billings increased slightly to $8.0 million in fiscal 2018 as compared to $7.9 million in the prior fiscal year. Assisted Living billings increased 3% to $2.5 million in fiscal 2018 as compared to $2.4 million in the prior fiscal year. Government billings increased 24% to $2.1 in fiscal 2018 as compared to $1.7 million in the prior fiscal year.
Gross margin for fiscal 2018 was 28%, a decline as compared to 31% in fiscal 2017. Full year gross margin was impacted by unplanned second quarter 2018 repair and maintenance costs at both of our treatment facilities, startup costs as we added another shift at the Pennsylvania plant, unplanned incremental costs associated with winter storms in the Northeast and the lower margin associated with the launch of a new unused medication program. SG&A expense was reduced by 9% to $11.2 million in fiscal 2018. Fiscal year 2017 included $0.7 million of one-time expenses related to Sharps’ acquisition of Citiwaste. Without these costs, SG&A for fiscal 2017 was $11.5 million. The Company recorded an operating loss of $0.6 million in fiscal 2018 as compared to an operating loss of $1.2 million in fiscal 2017.
Net loss for fiscal 2018 was $0.7 million or ($0.04) per basic and diluted share, compared to a net loss of $1.3 million or a net loss of ($0.08) per basic and diluted share in fiscal 2017.  During fiscal 2017, the Company recorded approximately $0.7 million in acquisition related expenses associated with the completion of its acquisition of Citiwaste. Excluding these acquisition related expenses, on a non-GAAP basis, the Company reported an adjusted net loss of $0.6 million or ($0.04) per diluted share in fiscal 2017. (See Supplemental Reconciliation of GAAP to Non-GAAP Net Income (Loss) Per Share in the supplemental table included at the end of this release).

Financial Flexibility and a Strong Balance Sheet
Cash and cash equivalents were $5.2 million at June 30, 2018 compared to $4.7 million at June 30, 2017. The Company had working capital of $10.3 million at June 30, 2018 compared to $10.5 million at June 30, 2017.
Looking Forward
Mr. Tusa concluded, “Fiscal 2018 was a year of growth in all markets other than Pharmaceutical Manufacturer and continued transformation and repositioning of the Company as a comprehensive provider of value-added services and solutions to multiple markets. Going into fiscal 2019, we see four primary revenue streams driving growth including our traditional medical waste mailback, route-based medical waste pick-up services, unused medication management solutions and the new single use device recycling system. The team is very excited and focused on growth in all markets through the increased sales of the solution offerings driving these four revenue streams. We believe we are very well positioned to further penetrate the estimated $1 billion small and medium quantity generator medical waste management market and to drive growth in developing markets for ultimate user unused medication management as well as in the recycling of single use devices, each of which we believe could develop into $1 billion market opportunities.”
Fourth Quarter Fiscal Year 2018 Webcast and Conference Call
The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook. A question-and-answer session will follow.
The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782. International callers may access the call by dialing (201) 689-8567. The webcast can be monitored at www.sharpsinc.com.
A telephonic replay will be available through September 14, 2018. To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 33973. Transcript will also be posted to the Sharps website, once available.
About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in a twenty-three (23) state region of the South, Southeast and Northeast portions of the United States.
More information on the Company and its products can be found on its website at: www.sharpsinc.com
Safe Harbor Statement
The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the Company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the Company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.
Non-GAAP Measures
This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information, EBITDA and non-GAAP net income per share. The Company believes this information is useful to investors and other interested parties. EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Phone: (203) 972-9200 Email: jnesbett@institutionalms.com
FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended			Year Ended
	June 30,			June 30,
	2018	2017	% Change	2018	2017	% Change

Revenue	$9,912	$10,362	(4.3)%	$40,141	$38,188	5.1%

Cost of revenue	6,965	6,731	3.5%	28,739	26,351	9.1%
Gross profit	2,947	3,631	(18.8)%	11,402	11,837	(3.7)%
Gross margin	29.7%	35.0%		28.4%	31.0%
SG&A expense	2,822	2,835	(0.5)%	11,168	12,223	(8.6)%
Depreciation and amortization	203	201		811	801

Operating Income (Loss)	(78)	595		(577)	(1,187)
Operating margin	(0.8)%	5.7%		(1.4)%	(3.1)%

Interest income	5	1		20	13
Interest expense	(24)	(23)		(94)	(115)
Total other expense	(19)	(22)		(74)	(102)

Income (loss) before income tax expense	(97)	573		(651)	(1,289)
Income tax expense	49	4		21	4
Net Income (Loss)	$(146)	$569		$(672)	$(1,293)

Net Income (Loss) Per Share
Basic and diluted	$(0.01)	$0.04		$(0.04)	$(0.08)

Weighted Average Shares Outstanding
Basic	16,082	16,007		16,055	15,949
Diluted	16,082	16,029		16,055	15,949

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30,	June 30,
	2018	2017

ASSETS:
Current assets:
Cash and cash equivalents	$5,155	$4,675
Accounts receivable, net	6,370	7,553
Inventory	3,986	4,098
Prepaid and other current assets	739	694
Total current assets	16,250	17,020
Property, plant and equipment, net	6,572	6,543
Other assets	149	120
Goodwill	6,735	6,735
Intangible assets, net	3,525	4,046
Total assets	$33,231	$34,464

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,500	$1,710
Accrued liabilities	2,061	1,800
Current maturities of long-term debt	537	601
Deferred revenue	1,894	2,421
Total current liabilities	5,992	6,532
Long-term deferred revenue, net of current portion	470	478
Other long-term liabilities	130	165
Long-term debt, net of current portion	1,465	2,002
Total liabilities	8,057	9,177
Stockholders’ equity	25,174	25,287
Total liabilities and stockholders' equity	$33,231	$34,464

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended June 30,
	2018	% Total	2017	$ Change	%
BILLINGS BY MARKET:
Professional	$3,476	35.7%	$3,145	$331	10.5%
Home Health Care	2,002	20.6%	2,141	(139)	(6.5)%
Retail	2,264	23.3%	2,503	(239)	(9.5)%
Pharmaceutical Manufacturer	510	5.2%	1,393	(883)	(63.4)%
Assisted Living	633	6.5%	653	(20)	(3.1)%
Government	590	6.1%	435	155	35.6%
Environmental	76	0.8%	123	(47)	(38.2)%
Other	182	1.8%	196	(14)	(7.1)%
Subtotal	$9,733	100.0%	$10,589	$(856)	(8.1)%
GAAP Adjustment *	179		(227)	406
Revenue Reported	$9,912		$10,362	$(450)	(4.3)%

	Year Ended June 30,
	2018	% Total	2017	$ Change	%
BILLINGS BY MARKET:
Professional	$13,110	33.0%	$11,962	$1,148	9.6%
Home Health Care	7,989	20.1%	7,901	88	1.1%
Retail	7,885	19.8%	7,010	875	12.5%
Pharmaceutical Manufacturer	4,482	11.3%	5,961	(1,479)	(24.8)%
Assisted Living	2,515	6.3%	2,442	73	3.0%
Government	2,074	5.2%	1,680	394	23.5%
Environmental	891	2.2%	414	477	115.2%
Other	818	2.1%	763	55	7.2%
Subtotal	$39,764	100.0%	$38,133	$1,631	4.3%
GAAP Adjustment *	377		55	322
Revenue Reported	$40,141		$38,188	$1,953	5.1%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales, (ii) recognition of certain revenue associated with product returned for treatment and destruction and (iii) provisions for certain rebates, product returns and discounts to customers which are accounted for as reductions in sales in the same period the related sales are recorded. The difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as deferred revenue.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended June 30,
	2018	% Total	2017	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$4,989	51.3%	$6,701	$(1,712)	(25.5)%
Route-Based Pickup	2,013	20.7%	1,662	351	21.1%
Unused Medications	1,586	16.3%	977	609	62.3%
Third Party Treatment	76	0.8%	122	(46)	(37.7)%
Other	1,069	10.9%	1,127	(58)	(5.1)%
Total Billings By Solution	$9,733	100.0%	10,589	$(856)	(8.1)%

	Year Ended June 30,
	2018	% Total	2017	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$21,409	53.8%	$24,080	$(2,671)	(11.1)%
Route-Based Pickup	7,492	18.8%	6,348	1,144	18.0%
Unused Medications	5,907	14.9%	3,377	2,530	74.9%
Third Party Treatment	891	2.2%	413	478	115.7%
Other	4,065	10.3%	3,915	150	3.8%
Total Billings By Solution	$39,764	100.0%	38,133	$1,631	4.3%

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(Unaudited)

	Three-Months Ended June 30,
	2018	% Total	2017	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$4,643	47.7%	$5,325	$(682)	(12.8)%
Distributors	3,133	32.2%	3,663	(530)	(14.5)%
Inside and Online Sales	1,957	20.1%	1,601	356	22.2%
Total Billings By Channel	$9,733	100.0%	$10,589	$(856)	(8.1)%

	Year Ended June 30,
	2018	% Total	2017	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$20,981	52.8%	$20,467	$514	2.5%
Distributors	11,605	29.2%	11,771	(166)	(1.4)%
Inside and Online Sales	7,178	18.0%	5,895	1,283	21.8%
Total Billings By Channel	$39,764	100.0%	$38,133	$1,631	4.3%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income (Loss) to EBITDA*
(in thousands)
(Unaudited)

	Three-Months Ended		Year Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net Income (Loss)	$(146)	$569	$(672)	$(1,293)

Income tax expense	49	4	21	4
Interest expense, net	19	22	74	102
Depreciation and amortization	387	385	1,561	1,485

EBITDA	$309	$980	$984	$298

*The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income (loss), plus income tax expense (benefit), net interest expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Sharps Compliance Corp. and Subsidiaries
Supplemental Reconciliation of GAAP to Non-GAAP Net Income (Loss) Per Share*
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended		Year Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net Income (Loss)	$(146)	$569	$(672)	$(1,293)

Diluted net income (loss) per share	$(0.01)	$0.04	$(0.04)	$(0.08)

Adjustments:
Acquisition costs	—	—	—	702

Adjustments	—	—	—	702

Adjusted Net Income (Loss)	$(146)	$569	$(672)	$(591)

Adjusted diluted net income (loss) per share	$(0.01)	$0.04	$(0.04)	$(0.04)

*In accordance with U.S. generally accepted accounting principles (GAAP), the Company’s net deferred tax assets have been fully reserved by a tax valuation allowance and any tax expense (benefit) has been offset by the utilization of net operating loss carryforwards or additional deferred tax valuation allowance except for the impact of the net benefit of remeasuring the Company's deferred tax assets for recoverable alternative minimum tax credits pursuant to the Tax Cuts and Jobs Act of 2017 offset by deferred tax liabilities related to indefinite lived assets, such as goodwill, which cannot be used as a source of future taxable income in evaluating the need for a valuation allowance against deferred tax assets. Therefore, the amounts shown in this schedule have not been adjusted to reflect any tax impact. The Company defines adjusted net income as net income plus or minus certain nonrecurring transactions such as acquisition costs, executive severance costs, significant legal settlements and other interested parties. Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.